Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

LA ROSA HOLDINGS CORP.

La Rosa Holdings Corp., a corporation organized and existing in the State of Nevada (the “Company”), hereby certifies as follows:

1.	Article 3 of the Amended and Restated Articles of Incorporation of the Company, as amended, shall be amended by adding the following Section 3.08:

“3.07. 2026 Reverse Stock Split. Effective as of 12:01 a.m., Eastern Time, on [ ] (the “2026 Split Effective Time”), every [ ]1 shares of Common Stock issued and outstanding or held by the Company as treasury shares as of the 2026 Split Effective Time shall automatically, and without action on the part of the Company or the stockholders, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, without increasing or decreasing the par value of each share of Common Stock (the “2026 Reverse Split”). No fractional shares of Common Stock shall be issued as a result of the 2026 Reverse Split and shall be rounded up to a whole share. The 2026 Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. Each certificate or book entry position that immediately prior to the 2026 Split Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the elimination of fractional interests set forth above. The 2026 Reverse Stock Split shall not have effect on the preferred stock of the Company, as well as on the authorized number or par value of the capital stock of the Company.”

2.	Except as set forth in this Certificate of Amendment, the Amended and Restated Articles of Incorporation of the Company, as amended, shall remain in full force and effect.

3.	This Certificate of Amendment has been approved and duly adopted by the Company’s Board of Directors and stockholders.

4.	This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on [ ].

IN WITNESS WHEREOF, said Company has caused this certificate to be signed on [ ], 2026.

By:
Name:	Joseph La Rosa
Title:	Chief Executive Officer

[1]	The Board of Directors will have a discretion to effect the 2026 Reverse Stock Split at a ratio of any whole number between 1-for-5 and 1-for-100.